Exhibit 99.1

Pegasus Communications Seeks Reverse Stock Split to Go Private

     Bala Cynwyd, Pa., August 15, 2006. Pegasus Communications Corporation (NYSE Arca: XAN) announced that it intends to seek stockholder approval for a reverse stock split for the purpose of ending its status as an SEC reporting company.

     In the reverse stock split, each 100 outstanding shares of Class A Common Stock will be combined into one share of Class A Common Stock. Any holder of record that would hold a fractional interest in a share of Class A Common Stock following the reverse stock split will receive cash in lieu of that fractional interest in the amount of $3.25 per pre-reverse-split share, and will cease to be a stockholder of Pegasus. On August14, 2006, the closing price of the Class A Common Stock on the NYSE Arca Exchange was $2.25 per share.

     The Class B Common Stock, which is not publicly traded, will be combined in the same ratio, and its holders will receive the same cash payment in lieu of fractional interests.

     The reverse stock split is intended and expected to reduce the number of record holders of the Class A Common Stock to fewer than 300. If and when the reverse stock split is effected, Pegasus will immediately suspend its obligation to file periodic reports with the Securities and Exchange Commission, such as annual and quarterly reports on forms 10-KSB and 10-QSB and current reports on form 8-K, as permitted by the SEC’s rules, and will also delist the Class A Common Stock from the NYSE Arca Exchange. The Class A Common Stock may then trade through the Pink Sheets, but this will not be within the company’s control.

     Pegasus will cease to be subject to other SEC public-information requirements, such as the proxy rules and the requirement to report securities transactions by directors, officers, and greater-than-10% stockholders, approximately 90 days after the effective date of the reverse stock split.

     The company’s board of directors approved this proposal on the recommendation of a special committee of outside directors. The special committee and the board concluded that the transaction was in the best interests of the company and its stockholders, principally because they believe that the continuing costs and burden of remaining an SEC reporting company are not justified in light of the company’s current size and the relative illiquidity of its Class A Common Stock.

     The reverse stock split will require a vote of the company’s common stockholders. Pegasus intends to make the required filings, including preliminary proxy materials, with the SEC within the near future. After any SEC review is completed, the company will call a meeting of stockholders to consider the proposal and other matters, and will send proxy materials to all stockholders. It is possible that changes in the company’s business or other factors between now and the time the final proposal is presented to the stockholders may cause the special committee and the board to adjust the terms of the reverse split.

About Pegasus Communications

Pegasus Communications Corporation provides wireless Internet access to residential and enterprise customers in Texas and has rights, including rights to acquire, 2.5 GHz licenses covering approximately 8 million people in Texas, Arkansas, Illinois, Kansas, Minnesota, Missouri, Nebraska, Oklahoma and West Virginia. Pegasus is also a licensee of 700 MHz spectrum covering in excess of 168 million people that will in the future enable the delivery of broadband communications to fixed and mobile users in major markets such as New York, Boston, Philadelphia, Pittsburgh, Cleveland, Detroit, Chicago, Miami, Tampa, Phoenix, San Francisco, Sacramento, Portland and Seattle.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the reverse stock split and Pegasus’ ability to go private. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, Pegasus’ ability to effect a reverse stock split to go private and such other risks as identified in our Report on Form 10-K for the fiscal year ending December 31, 2005, as filed with the Securities and Exchange Commission, and all subsequent filings, which contain and identify important factors that could cause the actual results to differ materially from those contained in our forward-looking statements. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Contact:
Howard E. Verlin
Pegasus Communications Corporation
610-934-7050